EXHIBIT 99.1

Curtiss-Wright Reports First Quarter 2013 Financial Results

Company Reports First Quarter Net Sales Up 18% and Diluted EPS of $0.44, Exceeding Guidance by $0.08; Maintains Guidance for Strong, Double-Digit Sales, Operating Income and EPS Growth in 2013

PARSIPPANY, N.J., May 1, 2013 (GLOBE NEWSWIRE) -- Curtiss-Wright Corporation (NYSE:CW) today reports financial results for the first quarter ended March 31, 2013. All figures presented below, unless stated otherwise, reflect results from continuing operations and exclude the impact of the first quarter 2012 sale of the heat treating business.

First Quarter 2013 Operating Highlights from Continuing Operations

  Net sales increased 18% to $593 million from $502 million in 2012; the seven recent acquisitions contributed $90 million in first quarter sales;

  Operating income increased 7% to $38 million from $36 million in 2012;

  Operating margin increased 40 basis points to 7.5%, compared to 7.1% in the prior year period, excluding 110 basis points of dilution from recent acquisitions;

  Net earnings increased 6% to $21 million, or $0.44 per diluted share, from $20 million, or $0.42 per diluted share, in 2012; Net earnings increased 19% to $24 million, or $0.50 per diluted share, excluding $0.06 of dilution from recent acquisitions; and

  New orders totaled $617 million, up 20% from 2012, primarily from the recent acquisitions and higher demand for embedded computing products supporting a new radar system in our defense market. At March 31, 2013, backlog was approximately $1.7 billion and our book-to-bill was slightly above 1.0x.

"Overall, our first quarter results exceeded our initial expectations, as we generated diluted earnings per share of $0.44, which includes a better than expected operating performance from both our organic businesses and our recent acquisitions," said Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation.

"We produced solid sales growth of 18%, driven by double-digit gains across all three segments. This growth is primarily based on sales contributions from our recent acquisitions and expansion in our commercial markets. Furthermore, we continue to focus on improving profitability and operating margin expansion, as first quarter 2013 organic operating income grew 7% on flat organic sales growth, which led to a 40 basis point improvement in organic operating margins. Finally, our net earnings grew nearly 20% to $0.50 per diluted share, removing the $0.06 of dilution associated with our recent acquisitions."

First Quarter 2013 Operating Results

Sales

Sales of $593 million in the first quarter of 2013 increased $91 million, or 18%, compared to the prior year period, nearly all of which was generated by our recent acquisitions. Sales expanded in all three segments, with gains of 24% in Controls, 16% in Flow Control, and 11% in Surface Technologies.  Foreign currency translation had a minimal impact on current quarter sales.

Sales to the commercial markets increased 34%, while the defense markets declined 8%.  Sales were higher in all commercial markets, led by a 68% increase in the oil and gas market primarily due to contributions from our acquisition of Cimarron as well as higher demand for our Maintenance, Repair and Overhaul (MRO) products. We also experienced a 56% increase in the general industrial market, primarily due to the recent acquisitions of PG Drives and Williams Controls that broadened our industrial exposure through expansion of our sensors and controls products and systems capabilities. Elsewhere, sales to the power generation and commercial aerospace markets rose 18% and 11%, respectively.  Sales were mainly lower across the defense markets, due to the timing of production and various contract completions on certain naval defense programs, and a decline in aerospace defense that more than offset a slight uptick in ground defense.

Operating Income

Operating income in the first quarter of 2013 was $38 million, an increase of 7% compared to the prior year period, principally driven by solid increases in the Flow Control and Surface Technologies segments. These gains were partially offset by lower operating income in the Controls segment, primarily resulting from purchase accounting costs from recent acquisitions, and higher non-segment costs.   Excluding 110 basis points in margin dilution from acquisitions, operating margin increased 40 basis points to 7.5% compared to the prior year period. Foreign currency translation had a minimal impact on current quarter operating income.

Within our segments, first quarter 2013 operating income in the Flow Control segment increased 30%, primarily driven by a solid sales performance and improved profitability in the power generation market, as well as the contribution from the recent acquisitions. Elsewhere, the Controls segment reported a 6% decline in operating income overall, but excluding the impact from recent acquisitions, Controls' operating income increased 5% on flat sales. The improvement was primarily due to higher overall profitability in our defense business stemming from the benefits of our cost reduction initiatives and operational improvements implemented in the prior year.  The Surface Technologies segment produced a solid 23% increase in operating income that was driven by higher sales volumes and improved profitability in our coatings businesses, most notably due to the recently acquired Gartner thermal spray coatings business, as well as the benefits of prior year restructuring actions.

Reported segment operating margin, which excludes corporate expenses, was 8.2% in the first quarter, in-line with the prior year quarter.  Excluding the effects of recent acquisitions and foreign currency translation, segment operating margin increased 140 basis points to 9.6%.

Non-segment operating costs increased by nearly $5 million in the first quarter of 2013 as compared with the prior year period, mainly due to higher pension and legal costs and higher foreign currency transactional losses.

Net Earnings

First quarter net earnings increased 6% from the comparable prior year period, reflecting higher operating income, partially offset by higher interest expense as a result of our February 2013 private placement debt offering, which led to higher average debt levels and borrowing rates compared to the prior year period.  Our effective tax rate for the current quarter was 29.8%, a decrease from 32.0% in the prior year period, due to the retroactive application of the  research and development tax credit that was part of the American Taxpayer Relief Act of 2012 and signed into law during the first quarter of 2013.

Free Cash Flow

Free cash flow was ($16 million) for the first quarter of 2013, compared to ($25 million) in the prior year period, or a $9 million improvement. Net cash provided by operating activities improved by nearly $4 million from the prior year period, primarily due to higher net income, partially offset by higher working capital requirements.  Capital expenditures decreased $5 million to $15 million, as compared to the prior year period, primarily due to lower expenditures across our business units.

First Quarter 2013 Segment Performance

Flow Control – Sales for the first quarter of 2013 were $311 million, an increase of $44 million, or 16%, over the comparable prior year period, aided by recent acquisitions as well as strength in several of the commercial markets. Within the power generation market, sales rose sharply due to strong aftermarket demand and technology upgrades supporting existing nuclear operating reactors as a result of a growing installed base, higher instrumentation and controls orders and solid sales of our NETCO SNAP-IN® product used in spent fuel management.  We also experienced higher revenues on the domestic AP1000 program.  Sales to the oil and gas market were strong in the first quarter, primarily due to the benefit from our recent acquisition of Cimarron, which fueled Curtiss-Wright's expansion into upstream oil and gas operations and further diversified our product offering in this end market. We also experienced higher MRO and petrochemical sales, which more than offset continued softness in the international large projects business.  General industrial sales were lower in the quarter, primarily due to slower orders from our global commercial heating, ventilation, and air conditioning (HVAC) customers.  Naval defense sales were down 10%, primarily due to timing of production on the Virginia class submarine program and completion of production on the Advanced Arresting Gear (AAG) program, despite higher sales on the Ford class aircraft carrier and a new contract for our shipboard helicopter handling systems. The recent acquisitions of Phönix Group, Cimarron and AP Services contributed approximately $44 million to sales in the current quarter.

Operating income in the first quarter of 2013 was $24 million, an increase of approximately $6 million, or 30% from the comparable prior year period, while operating margin was up 90 basis points to 7.8%. First quarter operating income from recent acquisitions was positive overall; however they were 100 basis points dilutive to operating margin. Excluding the effects of acquisitions, segment operating income increased 27%, while operating margin increased 190 basis points to 8.8% compared to the prior year period.  The increase in operating income and operating margin is primarily due to higher volumes and improved profitability in the power generation business serving existing U.S. operating reactors as well as savings generated from prior year restructuring initiatives.

Controls – Sales for the first quarter of 2013 were $205 million, an increase of $39 million, or 24%, over the comparable prior year period. The majority of the sales growth was due to our recent acquisitions of Exlar, PG Drives and Williams Controls, which favorably contributed to the sales increase in the general industrial market. As a result, we experienced strong sales growth of 63% in the commercial markets, which more than offset a 5% reduction in sales in the defense markets. Growth in the commercial markets was also driven by a solid 14% increase in commercial aerospace due to increases on all major Boeing platforms and continued sales generated by our Emergent Operations facility in support of the Boeing 787 program.  The decline in defense sales was due to lower year-over-year production revenues across several aerospace defense platforms.

Operating income for the first quarter of 2013 was $12 million, a decrease of approximately $1 million, or 6%, compared to the prior year period, while operating margin fell 190 basis points to 5.9%. Fourth quarter 2012 acquisitions reduced operating income by more than $1 million and were approximately 230 basis points dilutive to operating margin in the first quarter of 2013.  Excluding the impact from acquisitions, operating income increased 4% and generated an operating margin of 8.2%, a 40 basis point improvement over the prior year. This improvement was primarily driven by higher profitability in our defense business resulting from the cost reduction initiatives and operational improvements implemented in the prior year, which offset additional investments in long-term development contracts.

Surface Technologies – Sales for the first quarter of 2013 were approximately $78 million, an increase of nearly $8 million, or 11%, compared to the prior year period, most notably for our highly engineered coatings and laser peening services to commercial markets. The majority of the first quarter growth in our coatings business resulted from our recent acquisition of Gartner, which contributed solid sales to both the oil and gas and general industrial markets. We also experienced solid 11% growth in the commercial aerospace market for our highly critical shot and laser peening services, as our Surface Technologies business continues to benefit from the continued ramp up in OEM production rates, as well as ongoing support for Rolls-Royce aerospace manufacturing facilities.  The 2012 acquisition of Gartner contributed approximately $7 million to sales in the current quarter.

Operating income in the first quarter of 2013 was $12 million, an increase of $2 million, or 23% from the comparable prior year period, while operating margin was up 150 basis points to 15.6%. First quarter operating income included a positive contribution from the Gartner acquisition, although it was approximately 50 basis points dilutive to operating margin. Excluding the effects of acquisitions, segment operating income increased 15%, while operating margin increased 200 basis points to 16.1% compared to the prior year period. These improvements were primarily driven by higher sales volumes resulting in favorable absorption of fixed overhead costs, particularly in our coatings business, savings generated from our 2012 restructuring initiatives and by continued improvements in operational efficiency across our operations.

Full Year 2013 Guidance

The Company is maintaining its previously issued full-year 2013 financial guidance (including acquisitions) as follows:

* Total Sales	$2.48 - $2.52 billion, up 18-20%
* Operating Income	$229 - $237 million, up 42-47%
* Interest Expense	$39 - $40 million, up $13 - $14 million
* Effective Tax Rate	32.0%
* Diluted Earnings Per Share	$2.70 - $2.80, up 39-44%
* Diluted Shares Outstanding	47.6 million
* Free Cash Flow	$90 - $100 million

(Free cash flow is defined as cash flow from operations less capital expenditures and includes estimated payments of approximately $35 million to the Curtiss-Wright Pension Plan and $40 million of interest in 2013.)

Note:  A more detailed breakdown of our 2013 guidance by segment and by market can be found on the attached accompanying schedules.

Mr. Benante concluded, "We are pleased that our first quarter results exceeded our guidance and that our recent acquisitions are performing ahead of our expectations, which we expect will provide positive momentum in our commercial markets in 2013. Furthermore, our results reflect the benefits of our previous actions to improve profitability, particularly our focused restructuring and cost reduction measures, which led to organic margin expansion of 40 basis points in the first quarter of 2013.

"We are maintaining our full year 2013 guidance that reflects strong, double-digit sales, operating income and EPS growth this year.  Although our expectations are based on flat organic sales growth, we anticipate our base businesses will generate healthy organic margin expansion as we realize the benefits from previous restructuring and cost reduction initiatives, and move past the one-time items that impacted our 2012 results.

"Within our end markets, we expect strong growth of 30-34% in our commercial markets in 2013, led by acquisitions that will contribute significant growth in each of the general industrial and oil and gas markets, as well as the benefits from the continued ramp up in commercial aircraft production rates.

"Due to the continued uncertain environment overhanging defense markets, we expect 2013 defense sales to remain flat to down slightly from 2012, reflecting lower order levels in the military aerospace and ground defense markets.  At this time, we await further clarity from Congress as to the extent of Sequestration-related budget cuts, at which time we will adjust our guidance accordingly.

"Overall, the strength of our business model positions us well heading into the future, based on our well-balanced and diversified end market portfolio across both commercial and defense markets.  In addition, I remain confident that our management teams will continue to successfully integrate the newly-acquired businesses, as we expect the positive momentum exhibited by our recent acquisitions to deliver solid sales growth and EPS accretion in 2013."

Conference Call Information

The Company will host a conference call to discuss the first quarter 2013 results and guidance at 10:00 a.m. EDT on Thursday, May 2, 2013. A live webcast of the call and the accompanying financial presentation will be made available on the internet by visiting the Investor Relations section of the Company's website at www.curtisswright.com.

(Tables to Follow)

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In thousands, except per share data)

	Three Months Ended
	March 31,		Change
	2013	2012	$	%

Net sales	$ 592,687	$ 501,661	$ 91,026	18%
Cost of sales	408,980	342,387	66,593	19%
Gross profit	183,707	159,274	24,433	15%

Research and development expenses	17,608	15,347	2,261	15%
Selling expenses	36,796	32,481	4,315	13%
General and administrative expenses	91,277	75,887	15,390	20%

Operating income	38,026	35,559	2,467	7%

Interest expense	(8,659)	(6,482)	(2,177)	(34%)
Other income, net	474	102	372	NM

Earnings from continuing operations before income taxes	29,841	29,179	662	2%
Provision for income taxes	8,898	9,337	(439)	(5%)
Earnings from continuing operations	20,943	19,842	1,101	6%

Discontinued operations, net of taxes:
Earnings from discontinued operations	0	3,059	(3,059)	NM
Gain on divestiture	0	18,411	(18,411)	NM
Earnings from discontinued operations	0	21,470	(21,470)	NM

Net earnings	$ 20,943	$ 41,312	$ (20,369)	(49%)

Basic earnings per share
Earnings from continuing operations	$ 0.45	$ 0.42
Earnings from discontinued operations	--	0.46
Total	$ 0.45	$ 0.88

Diluted earnings per share
Earnings from continuing operations	$ 0.44	$ 0.42
Earnings from discontinued operations	--	0.45
Total	$ 0.44	$ 0.87

Dividends per share	$ 0.09	$ 0.08

Weighted average shares outstanding:
Basic	46,615	46,687
Diluted	47,483	47,571

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except par value)

	March 31,	December 31,	Change
	2013	2012	%
Assets
Current assets:
Cash and cash equivalents	$ 118,797	$ 112,023	6%
Receivables, net	593,232	578,313	3%
Inventories, net	427,424	397,471	8%
Deferred tax assets, net	49,909	50,760	(2%)
Other current assets	43,494	37,194	17%
Total current assets	1,232,856	1,175,761	5%
Property, plant, and equipment, net	495,631	489,593	1%
Goodwill	1,038,483	1,013,300	2%
Other intangible assets, net	442,780	419,021	6%
Deferred tax assets, net	2,278	1,709	33%
Other assets	14,646	15,204	(4%)
Total assets	$ 3,226,674	$ 3,114,588	4%

Liabilities
Current liabilities:
Current portion of long-term and short term debt	$ 126,396	$ 128,225	(1%)
Accounts payable	146,266	157,825	(7%)
Dividends payable	4,212	--	100%
Accrued expenses	119,231	131,067	(9%)
Income taxes payable	9,586	7,793	23%
Deferred revenue	171,701	171,624	0%
Other current liabilities	42,532	43,214	(2%)
Total current liabilities	619,924	639,748	(3%)
Long-term debt	861,524	751,990	15%
Deferred tax liabilities, net	64,216	50,450	27%
Accrued pension and other postretirement benefit costs	270,609	264,047	2%
Long-term portion of environmental reserves	15,162	14,905	2%
Other liabilities	84,761	80,856	5%
Total liabilities	1,916,196	1,801,996	6%

Stockholders' equity
Common stock, $1 par value	49,341	49,190	0%
Additional paid in capital	157,420	151,883	4%
Retained earnings	1,278,108	1,261,377	1%
Accumulated other comprehensive loss	(84,527)	(55,508)	(52%)
	1,400,342	1,406,942	(0%)
Less: cost of treasury stock	(89,864)	(94,350)	(5%)
Total stockholders' equity	1,310,478	1,312,592	(0%)

Total liabilities and stockholders' equity	$ 3,226,674	$ 3,114,588	4%

NM-not meaningful

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
			Change
	2013	2012	%
Sales:
Flow Control	$ 310,615	$ 266,791	16%
Controls	204,572	165,086	24%
Surface Technologies	77,500	69,784	11%

Total sales	$ 592,687	$ 501,661	18%

Operating income:
Flow Control	$ 24,134	$ 18,527	30%
Controls	12,097	12,929	(6%)
Surface Technologies	12,093	9,856	23%

Total segments	$ 48,324	$ 41,312	17%
Corporate and other	(10,298)	(5,753)	(79%)

Total operating income	$ 38,026	$ 35,559	7%

Operating margins:
Flow Control	7.8%	6.9%
Controls	5.9%	7.8%
Surface Technologies	15.6%	14.1%
Total Curtiss-Wright	6.4%	7.1%

Segment margins	8.2%	8.2%

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012

Net cash used for operating activities	$ (1,080)	$ (4,719)
Capital expenditures	(15,010)	(20,167)
Free cash flow (1)	$ (16,090)	$ (24,886)

Cash conversion (1)	(77%)	(60%)

(1) The Corporation discloses free cash flow and cash conversion because the Corporation believes they are measurements of cash flow available for investing and financing activities. Free cash flow is defined as net cash flow provided by operating activities less capital expenditures. Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures, and working capital requirements, but before repaying outstanding debt and investing cash or utilizing debt credit lines to acquire businesses and make other strategic investments. Cash conversion is defined as free cash flow divided by net earnings. Free cash flow, as we define it, may differ from similarly named measures used by other entities and, consequently, could be misleading unless all entities calculate and define free cash flow in the same manner.

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
NON-GAAP FINANCIAL DATA (UNAUDITED)

Three Months Ended
March 31, 2013
Reported diluted earnings per share	$ 0.44
Adjustments:
Add: Dilution from 4Q'12 and 1Q'13 acquisitions	$ 0.06
Adjusted diluted earnings per share	$ 0.50

Weighted average shares outstanding:
Diluted	47,483

	CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
	NON-GAAP FINANCIAL DATA (UNAUDITED)
	($ in millions)
	Three Months Ended March 31,
	Flow Control			Controls			Surface Technologies			Corporate & Other			Total Curtiss - Wright
	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg
Sales
Organic	$ 267.5	$ 266.8	0%	$ 165.3	$ 165.1	0%	$ 70.8	$ 69.8	1%	$ --	$ --		$ 503.7	$ 501.7	0%
Incremental (1)	43.5 (2)	--		39.4 (2)	--		6.8 (2)	--		--	--		89.7 (2)	--
Foreign Currency Fav (Unfav) (3)	(0.5)	--		(0.1)	--		(0.1)	--		--	--		(0.7)	--
Total	$ 310.6	$ 266.8	16%	$ 204.6	$ 165.1	24%	$ 77.5	$ 69.8	11%	$ --	$ --		$ 592.7	$ 501.7	18%

Operating Income
Organic	$ 23.8	$ 18.5	29%	$ 13.1	$ 12.9	1%	$ 11.4	$ 9.9	16%	$ (10.4)	$ (5.8)	(82%)	$ 38.0	$ 35.6	7%
OI Margin %	8.9%	6.9%	200bps	7.9%	7.8%	10bps	16.2%	14.1%	210bps				7.5%	7.1%	40bps
Incremental (1)	0.7 (2)	--		(1.4) (2)	--		0.7 (2)	--		0.2	--		0.1 (2)	--
Foreign Currency Fav (Unfav) (3)	(0.4)	--		0.4	--		(0.1)	--		(0.0)	--		(0.1)	--
Total	$ 24.1	$ 18.5	30%	$ 12.1	$ 12.9	(6%)	$ 12.1	$ 9.9	23%	$ (10.3)	$ (5.8)	(79%)	$ 38.0	$ 35.6	7%
OI Margin %	7.8%	6.9%	90bps	5.9%	7.8%	-190bps	15.6%	14.1%	150bps				6.4%	7.1%	-70bps

(1) The term incremental is used to highlight the impact acquisitions had on the current year results, for which there was no comparable prior year data. Therefore, the results of operations for acquisitions are incremental for the first twelve months from the date of acquisition and are removed from our organic results. Additionally, the results of operations for divested businesses are removed from the comparable prior year period for purposes of calculating organic results. The remaining businesses are referred to as organic.
(2) Our organic growth calculations do not include the operating results for our November 1, 2012 acquisition of PG Drives Technology, November 5, 2012 acquisition of AP Services, LLC, November 21, 2012 acquisition of Cimarron Energy, Inc., December 14, 2012 acquisition of Williams Controls, December 28, 2012 acquisition of Exlar Corp., December 31, 2012 acquisition of Gartner Thermal Spraying, Ltd., and February 28, 2013 acquisition of the Phönix Group.
(3) Organic results exclude the effects of current period foreign currency translation.

Note: Amounts may not add due to rounding

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of May 1, 2013
(In millions, except per share data)

	2012	2013 Guidance
	Actual	Low	High
Sales:
Flow Control	$ 1,095	$ 1,300	$ 1,320
Controls	727	865	875
Surface Technologies	276	315	325
Total sales	$ 2,098	$ 2,480	$ 2,520

Operating income:
Flow Control	$ 79	$ 116	$ 119
Controls	87	102	105
Surface Technologies	27	52	54
Total segments	$ 193	$ 270	$ 278
Corporate and other	(31)	(41)	(41)
Total operating income	$ 161	$ 229	$ 237

Interest expense	$ (26)	$ (39)	$ (40)
Earnings before income taxes	135	189	196
Provision for income taxes	(43)	(61)	(63)
Net earnings	$ 92	$ 129	$ 133

Reported diluted earnings per share	$ 1.95	$ 2.70	$ 2.80
Diluted shares outstanding	47.4	47.6	47.6
Effective tax rate	31.8%	32.0%	32.0%

Operating margins:
Flow Control	7.2%	8.9%	9.0%
Controls	11.9%	11.8%	12.0%
Surface Technologies	10.0%	16.5%	16.6%
Total operating margin	7.7%	9.2%	9.4%

Notes: Full year amounts may not add due to rounding. All data presented on a continuing operations basis

CURTISS-WRIGHT CORPORATION
2013 Earnings Guidance - As of May 1, 2013

	2013 Guidance % Change
	Low	High

Defense Markets
Aerospace	(9%)	(13%)
Ground	(15%)	(19%)
Navy	7%	11%
Total Defense Including Other Defense	(4%)	0%

Commercial Markets
Commercial Aerospace	7%	11%
Oil and Gas	70%	74%
Power Generation	3%	7%
General Industrial	66%	70%
Total Commercial	30%	34%

Total Curtiss-Wright	18%	20%

Note: Full year amounts may not add due to rounding

About Curtiss-Wright Corporation

Curtiss-Wright Corporation is an innovative engineering company that provides highly engineered, critical-function products, systems and services in the areas of flow control, motion control and surface treatment technologies to the defense, energy and commercial/industrial markets. The legacy company of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of design and manufacturing innovation and prides itself on long-standing customer relationships. The company employs approximately 10,000 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of our acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies.  Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT: Jim Ryan
         (973) 541-3766
         Jim.Ryan@curtisswright.com